Exhibit 99.1

David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2007 RESULTS AND NEW SHARE BUY-BACK PROGRAM

 2Q Net Sales Rose 8 Percent to a Record $4.5 Billion in 2007; GAAP-Basis EPS
Were $1.00 vs. $0.82 in 2006

 Adjusted EPS Improved 9 Percent to $1.04 and Cash Provided by Operations Increased 9 Percent

Company Boosts Adjusted EPS Guidance for the Full Year of 2007 to $4.20 to $4.25 From Previous Range of $4.10 to $4.20

Company Also Signs $2.0 Billion Accelerated Share Repurchase Agreement and Increases 2007 Share Repurchase Target to $2.8 Billion; Board Approves New 50 Million Share Repurchase Program

DALLAS, July 24, 2007—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the second quarter of 2007 increased 8.2 percent to $4.5 billion, establishing a new quarterly record for the twelfth consecutive quarter.  The improvement was broad-based, with organic sales growth of 5 percent or better for the company’s Personal Care, Consumer Tissue and K-C Professional & Other businesses and continued double-digit sales gains in developing and emerging markets.  In addition, changes in currency exchange rates benefited sales by about 3 percent.
Diluted net income per share was $1.00 compared with 82 cents in the prior year.  Adjusted earnings in the second quarter of 2007 were $1.04 per share, up more than 9 percent from 95 cents per share in 2006 and slightly above the company’s previous guidance range of $1.01 to $1.03 per share.  The higher sales, along with continued success in reducing costs, enabled the company to deliver a 7 percent increase in adjusted operating profit for the quarter while increasing strategic marketing expenses by $13 million and absorbing approximately $85 million of cost inflation.  A lower effective tax rate also contributed to the bottom-line improvement versus the year-ago period.
Adjusted earnings exclude charges for strategic cost reductions to streamline the company’s operations in both years and certain incremental implementation costs related to the strategic cost reduction plan in 2007.  Further information about adjusted earnings and other non-GAAP financial measures is provided on pages 7-9.
The company also announced that it entered into an accelerated share repurchase (ASR) agreement with Bank of America for the purchase of approximately 29.6 million shares of Kimberly-Clark common stock at a cost of $2.0 billion.  Initial settlement of the ASR is expected to occur on or about July 27, 2007, and Kimberly-Clark will fund the share repurchase with incremental debt financing.  Including the

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$2.0 billion ASR, the company’s new full year 2007 share repurchase target is $2.8 billion, up from its original target of $600 to $800 million.  The company’s board of directors has also approved the repurchase of an additional 50 million shares of Kimberly-Clark common stock during the next several years, augmenting the 50 million share authorization from September 2005 that will be fully completed upon execution of the ASR.  The actual number of shares purchased under the new share authorization and the timing of the transactions will depend upon prevailing market conditions.
Chairman and Chief Executive Officer Thomas J. Falk said, “In the second quarter, our teams continued to execute our Global Business Plan well, highlighted by particularly strong top- and bottom-line performances in Personal Care and across developing and emerging markets.  As a result, we again delivered on our commitments for growth in sales, adjusted operating profit and adjusted earnings per share even though inflation has continued to put pressure on our margins.  I’m also encouraged by the positive trends in cash provided by operations and return on invested capital, as both of these key financial measures improved during the quarter.”
Commenting on the increase in share repurchases, Falk said, “Today’s announcements are a direct reflection of our confidence in our ability to continue to deliver on the objectives of our Global Business Plan.  With our targeted growth initiatives and strong financial discipline, we have the right strategies in place to drive sustainable growth.  The additional leverage aligns our capital structure with our Global Business Plan strategies and, given our strong balance sheet and excellent cash flow, leaves ample financial flexibility and access to capital for future business needs.  Moreover, we continue to believe our future earnings and cash generation prospects make KMB shares an attractive investment.”
Review of second quarter sales
The 8 percent growth in second quarter sales reflects higher sales volumes of approximately 4 percent, along with a 1 percent rise in net selling prices.  Product mix was slightly better than the prior year, while foreign currency effects added about 3 percent to sales.
Sales of personal care products climbed 9.7 percent in the second quarter, driven primarily by a 6 percent increase in sales volumes and currency benefits of 3 percent.  Net selling prices and product mix both improved slightly compared with the prior year.
Personal care sales in North America were up about 3 percent compared with the second quarter of 2006, as sales volumes grew 2 percent and net selling prices rose 1 percent.  Product innovations contributed to solid volume gains in the quarter for Huggies diapers and baby wipes and for Poise and Depend incontinence care products.  These increases were partially offset by lower sales of child care and feminine care products.  In child care, sales volumes were down somewhat in comparison with a strong year-ago period that benefited from the introduction of two key line extensions – Pull-Ups training pants with Cool Alert and Pull-Ups Night*Time.  Although Kotex feminine care sales volumes decreased year-over-year, they were similar to first quarter 2007 levels.  In Europe, personal care sales advanced more than 11 percent in the quarter, on favorable currency effects of 9 percent and a 4 percent increase in sales

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volumes, partially offset by a 2 percent decline in net selling prices.  The volume growth was primarily attributable to higher sales of Huggies diapers, up 5 percent in the region's core markets – the U.K., France, Italy and Spain.  Customers and consumers continued to respond positively to innovative Huggies Newborn and Natural Fit diapers and Huggies Little Walkers diaper pants, launched in the second half of 2006.  In developing and emerging markets (D&E), personal care sales jumped nearly 21 percent, driven by a 14 percent increase in sales volumes and currency benefits of about 6 percent.  All four D&E regions posted double-digit volume gains, with particular strength throughout most of Latin America and in Australia, South Korea, China and Russia.
Sales of consumer tissue products improved 9.4 percent versus the second quarter of 2006, as sales volumes and net selling prices moved higher by approximately 3 percent and 2 percent, respectively, while changes in foreign currency rates contributed an additional 4 percent.
In North America, second quarter sales of consumer tissue products increased about 9 percent, boosted by 7 percent growth in sales volumes, along with higher net selling prices and favorable product mix, each approximately 1 percent better than the prior year.  The volume gains were paced by double-digit growth for Scott bathroom tissue and Viva paper towels, behind product improvements and a stepped-up level of marketing support.  Volume comparisons for Kleenex facial tissue and Cottonelle bathroom tissue also showed solid improvement, up mid single-digits, due in part to the timing of promotional activities.  In Europe, consumer tissue sales rose about 8 percent, with currency effects accounting for the entire increase.  Product mix improved by 1 percent, offset by a 1 percent decrease in sales volumes, as the company has shed low-margin business following the sale or closure of certain facilities in the region.  Consumer tissue sales in developing and emerging markets increased more than 10 percent, with growth in all regions.  Net selling prices were about 6 percent higher in response to higher raw materials costs and currency benefits also added approximately 6 percent to sales, partially offset by a modest decline in sales volume.
Sales of K-C Professional & other products advanced 8.4 percent compared with the year-ago quarter.  Sales volumes increased more than 4 percent, net selling prices were up about 1 percent and favorable currency effects benefited sales by 3 percent.  As a result of its focused strategy to expand in the profitable, growing workplace and safety markets, global sales of K-C Professional’s (KCP) differentiated apparel, glove and wiper products continued to experience strong growth.  Meanwhile, sales of washroom products posted solid gains in North America and Europe.  In addition, KCP continued to capitalize on opportunities in higher growth international markets, generating double-digit sales increases in the second quarter in both Asia and Latin America.
Sales of health care products were down 6.6 percent in the second quarter.  Sales volumes were approximately 8 percent lower, partially offset by currency benefits of 1 percent.  The decrease in sales volumes was primarily attributable to the company’s decision in the second half of last year to exit the latex exam glove business, along with very strong sales of face masks in the year-ago quarter primarily

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related to avian flu preparedness.  In the exam glove category, the company has successfully transitioned many customers and users from latex to its higher-margin, better performing nitrile products over the last nine months.  The growth in sales volumes of nitrile exam gloves, although rapid, has not fully compensated for the drop-off in sales of latex gloves, due in part to supply constraints that have recently been resolved as new manufacturing capacity has come on line.  As a result, overall sales volumes of exam gloves declined approximately 30 percent in the second quarter.  In other areas of the business, second quarter sales volumes of medical devices, particularly Ballard respiratory catheters, generated solid improvement.
The company believes health care sales comparisons will improve through the second half of the year, given projected growth in demand for nitrile exam gloves and the fact that sales of face masks peaked in the second and third quarters of 2006.
Other second quarter operating results
Operating profit was $649 million in the second quarter of 2007, compared with $544 million in 2006.  Excluding charges for the company’s strategic cost reduction plan and related implementation costs, adjusted operating profit for the quarter increased approximately 7 percent to $678 million from $634 million in the prior year.  Top-line growth, along with FORCE (Focused On Reducing Costs Everywhere) cost savings of $60 million and strategic cost reductions of $16 million enabled the company to more than offset approximately $85 million of cost inflation.  The inflationary increases were driven primarily by higher fiber costs, up about $55 million versus the second quarter of 2006, and nearly $25 million for raw materials other than fiber, including nonwovens and other oil-based materials.
The company’s effective tax rate in the second quarter was 20.0 percent in 2007 and 26.8 percent in 2006.  Excluding the effects of charges for the company’s strategic cost reduction plan and related implementation costs, as well as net benefits from synthetic fuel partnerships in both years, the adjusted effective tax rate for the quarter was 28.9 percent in 2007 compared with 29.0 percent in 2006.  The net benefit from synthetic fuel partnership activities was consistent with previous guidance, increasing to $12 million in the second quarter of 2007 from approximately $2 million in the prior year.
Kimberly-Clark’s share of net income of equity companies in the second quarter was $43 million, essentially the same as in 2006 despite a slight decline in net income at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  Continued improvement in results for KCM’s consumer business and a lower effective tax rate were offset by the absence of earnings from pulp and paper operations that were sold late last year.

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Competitive improvement initiatives – update on strategic cost reduction plan
The company’s strategic cost reduction plan is part of a comprehensive, multi-year effort announced in July 2005 to further improve Kimberly-Clark’s competitive position.  The plan calls for streamlining manufacturing and administrative operations primarily in North America and Europe, with expected annual savings of at least $350 million by 2009.  These cost savings will allow for investment in targeted growth opportunities and in key capabilities, including innovation, marketing and customer development.
During the second quarter, the company continued to successfully execute planned cost reduction activities, incurring pretax charges totaling $29 million (approximately $17 million after tax) for the plan and related incremental implementation costs.  The most significant charges were for consolidating infant and child care operations in North America and streamlining of administrative operations in North America and Europe, partially offset by reversal of previously accrued severance for employees at a facility which the company has recently contracted to sell.  With year-to-date savings totaling $49 million, the company is on track to meet its target to save $75 to $100 million for the full year.
To date, employees have been notified about workforce reductions and other actions at 22 of the approximately 24 facilities slated for sale, closure or streamlining as part of the cost reduction plan, and pretax charges of $771 million (about $537 million after tax) have been recorded.  Based on the progress made to date, the company now expects that cumulative pretax charges will be $875 to $925 million ($615 to $650 million after tax) through the end of 2008, down from previously expected totals of $950 million to $1.0 billion ($665 to $700 million after tax).  Additionally, cash costs of the total charges are expected to be lower than previously estimated – approximately 35 percent versus less than 40 percent – while the level of anticipated annual pretax savings in 2009 remains unchanged.
Cash flow and balance sheet
Cash provided by operations in the second quarter increased to $652 million, up 9 percent from $600 million in 2006, primarily as a result of higher earnings and a reduced investment in working capital compared with the year-ago quarter.  Capital spending for the quarter was $262 million in 2007 compared with $220 million in the prior year.  The company remains on track toward its targeted spending range of $900 million to $1 billion for the full year.  At June 30, 2007, total debt and preferred securities was $4.4 billion, essentially the same level as the end of 2006.
During the second quarter, the company repurchased approximately 2.1 million shares of its common stock at a cost of $150 million, bringing year-to-date repurchases to about 4.3 million shares at a cost of $300 million.
Accelerated share repurchase – details
Under the terms of the ASR agreement, Kimberly-Clark will immediately purchase approximately 29.6 million shares of its common stock from Bank of America for an initial payment of $2.0 billion.  Bank of America plans to purchase an equivalent number of shares in the open market over a period of up to approximately 11 months.  Kimberly-Clark may receive or be required to remit a price adjustment based

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upon the volume weighted average market price of Kimberly-Clark common stock over the length of the ASR agreement.  All of the repurchased shares will be placed into treasury.
Kimberly-Clark will initially finance the ASR with short-term borrowings, which the company, subject to market conditions, plans to replace with longer-term debt financing at a later date.
Year-to-date results
     For the first six months of 2007, sales of $8.9 billion were up 8 percent from $8.2 billion in the prior year, as a result of a 3-plus percent increase in sales volumes, improvements of approximately 1 percent in both net selling prices and product mix and favorable currency effects of nearly 3 percent.  Year-to-date operating profit of $1,265 million included charges of more than $81 million for strategic cost reductions and related incremental implementation costs.  Adjusted operating profit increased approximately 7 percent to $1,346 million in 2007 versus $1,263 million in 2006.  The benefits of top-line growth, along with cost savings of about $138 million, more than offset inflation in key cost components totaling approximately $165 million and a $30 million increase in strategic marketing spending.  Through six months, diluted net income per share in 2007 was $1.99 compared with $1.41 in 2006.  Adjusted earnings per share increased 10 percent to $2.07 in 2007 from $1.88 in 2006.  Those amounts are adjusted for charges related to strategic cost reductions in both years and incremental implementation costs in 2007.
Outlook
Commenting on the outlook, Falk said, “Based on our performance in the first half and our plans for the balance of the year, we are raising our earnings guidance for the full year of 2007.  Specifically, we expect adjusted earnings per share for the year will be in a range of $4.20 to $4.25, including approximately 3 cents benefit from the increased level of share repurchases in conjunction with the ASR.  This compares with our previous guidance for adjusted earnings per share of $4.10 to $4.20 and will result in growth of 8 to 9 percent versus $3.90 per share in 2006.  Continued strong performance in Personal Care and developing and emerging markets, along with improved revenue realization from price increases in Consumer Tissue and K-C Professional and further benefits from our cost savings programs, should enable us to overcome anticipated inflationary pressures.  We also remain committed to increasing spending for strategic marketing in 2007 faster than sales in order to drive growth and further improve brand equity.  Moreover, we will maintain our financial discipline, with a focus on deploying our cash wisely and improving returns for our shareholders.
“As for the third quarter, we expect adjusted earnings per share will be in a range of $1.04 to $1.06 per share, including a 1 cent per share benefit from execution of the ASR.”

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Non-GAAP financial measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•	adjusted earnings and earnings per share
•	adjusted operating profit
•	adjusted effective tax rate
These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP. A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the requirements of Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations and for understanding the company’s effective tax rate.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculate adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate by excluding from the comparable GAAP measure (i) charges related to our strategic

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cost reduction plan for streamlining the company’s operations, (ii) certain incremental implementation costs relating to our strategic cost reduction plan, and (iii) the net effect of the company’s investment in synthetic fuel partnerships on the company’s effective tax rate.  Each of these adjustments and the basis for such adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and is expected to be substantially completed by December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan.  Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.

•
Implementation costs. In connection with our strategic cost reduction plan, the company will incur incremental implementation costs related to the transfer of certain administrative processes to third party providers.  These costs were incurred primarily in the first six months of 2007.  Management intends to exclude these implementation costs from our earnings from ongoing operations for purposes of evaluating the performance of our business units and their managers and to exclude these costs when making decisions to allocate resources among its business units.

•
Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan and related implementation costs, as well as net benefits from the company’s investment in synthetic fuel partnerships.  We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and they may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as supplements to the GAAP measures and by providing the reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Conference call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 135-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated costs and benefits related to the Competitive Improvement Initiatives, anticipated benefits from the accelerated share repurchase agreement, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2006 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Three Months
	Ended June 30
	2007	2006	Change

Net Sales	$4,502.0	$4,161.4	+ 8.2%
Cost of products sold	3,056.0	2,873.8	+ 6.3%

Gross Profit	1,446.0	1,287.6	+ 12.3%
Marketing, research and general expenses	797.6	741.9	+ 7.5%
Other (income) and expense, net	(.3)	1.6	N.M.

Operating Profit	648.7	544.1	+ 19.2%
Nonoperating expense	(47.5)	(7.6)	N.M.
Interest income	7.4	6.6	+ 12.1%
Interest expense	(51.9)	(55.1)	- 5.8%

Income Before Income Taxes and Equity Interests	556.7	488.0	+ 14.1%
Provision for income taxes	(111.5)	(131.0)	- 14.9%
Income Before Equity Interests	445.2	357.0	+ 24.7%
Share of net income of equity companies	42.8	42.9	- .2%
Minority owners’ share of subsidiaries’ net income	(26.2)	(22.3)	+ 17.5%

Net Income	$461.8	$377.6	+ 22.3%

Net Income Per Share Basis - Diluted	$1.00	$.82	+ 22.0%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

     Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Three Months
	Ended June 30
	2007	2006
Cost of products sold	$10.7	$66.4

Marketing, research and general expenses	7.1	23.0

Provision for income taxes	(7.9)	(29.3)

Strategic Cost Reductions after taxes	9.9	60.1

Minority interest	(.1)	.2

Net Charges	$9.8	$60.3

In addition, charges of $11.0 million ($7.1 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

     Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Six Months
	Ended June 30
	2007	2006	Change

Net Sales	$8,887.3	$8,229.3	+ 8.0%
Cost of products sold	6,089.0	5,788.6	+ 5.2%

Gross Profit	2,798.3	2,440.7	+ 14.7%
Marketing, research and general expenses	1,530.2	1,454.4	+ 5.2%
Other (income) and expense, net	3.3	21.8	- 84.9%

Operating Profit	1,264.8	964.5	+ 31.1%
Nonoperating expense	(75.1)	(23.4)	N.M.
Interest income	14.0	13.0	+ 7.7%
Interest expense	(102.8)	(109.4)	- 6.0%

Income Before Income Taxes and Equity Interests	1,100.9	844.7	+ 30.3%
Provision for income taxes	(223.6)	(230.3)	- 2.9%
Income Before Equity Interests	877.3	614.4	+ 42.8%
Share of net income of equity companies	87.8	81.9	+ 7.2%
Minority owners’ share of subsidiaries’ net income	(51.3)	(43.6)	+ 17.7%

Net Income	$913.8	$652.7	+ 40.0%

Net Income Per Share Basis - Diluted	$1.99	$1.41	+ 41.1%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

     Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Six Months
	Ended June 30
	2007	2006
Cost of products sold	$52.5	$222.1

Marketing, research and general expenses	15.2	65.0

Other (income) and expense, net	(9.3)	10.9

Provision for income taxes	(33.5)	(82.7)

Strategic Cost Reductions after taxes	24.9	215.3

Minority interest	(.1)	(1.4)

Net Charges	$24.8	$213.9

In addition, charges of $23.2 million ($14.8 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

2. Other Information:

	Six Months
	Ended June 30
	2007	2006
Cash Dividends Declared
Per Share	$1.06	$.98

	June 30
Common Shares (Millions)	2007	2006

Outstanding, as of	455.3	458.3

Average Diluted for:
Three Months Ended	459.6	460.8
Six Months Ended	459.8	461.4

      Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
 (Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	June 30	December 31
	2007	2006

Cash and cash equivalents	$457.0	$360.8

Accounts receivable	2,401.6	2,336.7

Inventories	2,243.5	2,004.5

Total assets	17,846.6	17,067.0

Accounts payable	1,711.0	1,530.8

Debt payable within one year	1,335.1	1,326.4

Total current liabilities	4,919.3	5,015.8

Long-term debt	2,278.4	2,276.0

Preferred securities of subsidiary	811.9	793.4

Stockholders’ equity	6,695.1	6,097.4

	Six Months
	Ended June 30
Preliminary Cash Flow Data:	2007	2006

Cash provided by operations	$1,176.0	$1,118.7

Cash used for investing	$(498.4)	$(365.3)

Cash used for financing	$(584.6)	$(783.6)

Depreciation and amortization	$412.9	$499.6

Capital spending	$544.0	$398.6

Cash dividends paid	$465.8	$434.5

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, Kleenguard and Kimcare brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks and exam gloves, respiratory products and other disposable medical products. Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
SELECTED BUSINESS SEGMENT DATA
(Millions of dollars)

	Three Months			Six Months
	Ended June 30			Ended June 30
	2007	2006	Change	2007	2006	Change
NET SALES:

Personal Care	$1,881.5	$1,715.1	+ 9.7%	$3,679.1	$3,340.1	+ 10.1%
Consumer Tissue	1,568.6	1,434.4	+ 9.4%	3,161.7	2,931.6	+ 7.8%
K-C Professional & Other	763.0	704.0	+ 8.4%	1,460.4	1,356.8	+ 7.6%
Health Care	296.7	317.8	- 6.6%	599.4	618.3	- 3.1%

Corporate & Other	9.0	7.7	+ 16.9%	17.0	16.7	+ 1.8%

Intersegment Sales	(16.8)	(17.6)	- 4.5%	(30.3)	(34.2)	- 11.4%

Consolidated	$4,502.0	$4,161.4	+ 8.2%	$8,887.3	$8,229.3	+ 8.0%

OPERATING PROFIT:

Personal Care	$393.2	$328.4	+ 19.7%	$740.4	$628.6	+ 17.8%
Consumer Tissue	168.9	177.6	- 4.9%	376.0	386.6	- 2.7%
K-C Professional & Other	119.9	113.9	+ 5.3%	228.6	218.4	+ 4.7%
Health Care	52.0	58.3	- 10.8%	107.6	109.6	- 1.8%

Corporate & Other	(85.6)	(132.5)	- 35.4%	(184.5)	(356.9)	- 48.3%

Other income and (expense), net	.3	(1.6)	N.M.	(3.3)	(21.8)	- 84.9%

Consolidated	$648.7	$544.1	+ 19.2%	$1,264.8	$964.5	+ 31.1%

Note:
Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the Strategic Cost Reductions.  In 2007, Corporate & Other also includes the related implementation costs.

	Three Months		Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006
Corporate & Other	$(28.8)	$(89.4)	$(90.9)	$(287.1)

Other income and (expense), net	-	-	9.3	(10.9)

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2007
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	8.2	4	1	-	3

Personal Care	9.7	6	-	1	3

Consumer Tissue	9.4	3	2	-	4

K-C Professional & Other	8.4	4	1	-	3

Health Care	(6.6)	(8)	-	-	1

	Six Months Ended June 30, 2007
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	8.0	3	1	1	3

Personal Care	10.1	7	-	-	3

Consumer Tissue	7.8	1	3	1	3

K-C Professional & Other	7.6	4	1	-	3

Health Care	(3.1)	(5)	-	1	1

(1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended June 30
	2007		2006
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$478.7	$1.04	$437.9	$.95

Adjustments for:

Strategic Cost Reduction charges	(9.8)	(.02)	(60.3)	(.13)

Implementation costs	(7.1)	(.02)	-	-

Net Income	$461.8	$1.00	$377.6	$.82

	Six Months Ended June 30
	2007		2006
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$953.4	$2.07	$866.6	$1.88

Adjustments for:

Strategic Cost Reduction charges	(24.8)	(.05)	(213.9)	(.46)

Implementation costs	(14.8)	(.03)	-	-

Rounding	-	-	-	(.01)

Net Income	$913.8	$1.99	$652.7	$1.41

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended June 30
	2007	2006

Adjusted Operating Profit	$677.5	$633.5

Adjustments for:

Strategic Cost Reduction charges	(17.8)	(89.4)

Implementation costs	(11.0)	-

Operating Profit	$648.7	$544.1

	Six Months
	Ended June 30
	2007	2006

Adjusted Operating Profit	$1,346.4	$1,262.5

Adjustments for:

Strategic Cost Reduction charges	(58.4)	(298.0)

Implementation costs	(23.2)	-

Operating Profit	$1,264.8	$964.5

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Three Months Ended June 30, 2007
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$556.7	$(28.8)	$585.5	$(47.5)	$633.0

Provision for Income Taxes	111.5	(11.8)	123.3	(59.5)	182.8

Net Synthetic Fuel Benefit				$12.0

Effective Income Tax Rate	20.0%

Adjusted Effective Income Tax Rate			21.1%		28.9%

	Three Months Ended June 30, 2006
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$488.0	$(89.4)	$577.4	$(7.6)	$585.0

Provision for Income Taxes	131.0	(29.3)	160.3	(9.2)	169.5

Net Synthetic Fuel Benefit				$1.6

Effective Income Tax Rate	26.8%

Adjusted Effective Income Tax Rate			27.8%		29.0%

(1)	Charges for Strategic Cost Reductions and related implementation costs in 2007 and Strategic Cost Reductions in 2006.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Six Months Ended June 30, 2007
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$1,100.9	$(81.6)	$1,182.5	$(75.1)	$1,257.6

Provision for Income Taxes	223.6	(41.9)	265.5	(94.2)	359.7

Net Synthetic Fuel Benefit				$19.1

Effective Income Tax Rate	20.3%

Adjusted Effective Income Tax Rate			22.5%		28.6%

	Six Months Ended June 30, 2006
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$844.7	$(298.0)	$1,142.7	$(23.4)	$1,166.1

Provision for Income Taxes	230.3	(82.7)	313.0	(28.7)	341.7

Net Synthetic Fuel Benefit				$5.3

Effective Income Tax Rate	27.3%

Adjusted Effective Income Tax Rate			27.4%		29.3%

(1)	Charges for Strategic Cost Reductions and related implementation costs in 2007 and Strategic Cost Reductions in 2006.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30

OUTLOOK FOR 2007

Estimated Full-Year 2007 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$4.20 – $4.25

Strategic Cost Reductions	(.13) – (.12)

Implementation costs	(.04) – (.04)

Earnings Per Share – Diluted	$4.03 – $4.09

Estimated Third Quarter 2007 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$1.04 – $1.06

Strategic Cost Reductions	(.05) – (.05)

Implementation costs	(.01) – (.01)

Earnings Per Share – Diluted	$.98 – $1.00

Investor Relations contacts:	Mike Masseth, 972-281-1478, mmasseth@kcc.com
Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Dave Dickson, 972-281-1481, ddickson@kcc.com

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